Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IDEAYA Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	2019 Incentive Award Plan Common Stock, par value $0.0001 per share	457(c) and 457(h)	3,460,140	$21.055	$72,853,247.70	$0.00015310	$11,153.83
			2019 Employee Stock Purchase Plan Common Stock, par value $0.0001 per share	457(c) and 457(h)	865,035	$21.055	$18,213,311.93	$0.00015310	$2,788.46
		Total Offering Amounts					$91,066,559.63		$13,942.29
		Total Fees Previously Paid							-
	2	Total Fee Offsets							-
		Net Fee Due							$13,942.29

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.0001 per share (“Common Stock”), of IDEAYA Biosciences, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Incentive Award Plan (the “Incentive Plan”) or the Registrant’s Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s shares of Common Stock as reported on the Nasdaq Global Select Market on February 14, 2025, which date is within five business days prior to the filing of this Registration Statement.

(2)
The Registrant does not have any fee offsets.